                                                                       Exhibit 5



                                                   June 24, 1998



Roadway Express, Inc.
P.O. Box 471
1077 Gorge Boulevard
Akron, Ohio  44309-0471


           Re: Registration Statement on Form S-8 for Roadway Express, Inc. Relating to its Deferred Compensation Plan
                    -----------------------------------------------------------

 Ladies and Gentlemen:

         I am counsel to Roadway Express, Inc., a Delaware corporation (the "Company"), in connection with the registration of the deferred compensation payment obligations ("Plan Interests") arising under the Roadway Express Deferred Compensation Plan (the "Plan").

         I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions, qualifications and limitations set forth below, I am of the opinion that:

         1. The Plan Interests, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and subject to general equity principles.

         2. The provisions of the written Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended "ERISA").

         My opinion expressed in paragraph 2 applies only as to the form of the written Plan documents. Accordingly, but without limitation of the preceding sentence, I express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered "funded" for purposes of ERISA, which are factual issues depending upon the facts and circumstances in existence from time to time.

Roadway Express, Inc.
June 24 1998
Page Two
---------------------


         In rendering the foregoing opinion, I have relied as to certain factual matters upon information provided by officers of the Company, and have not independently checked or verified the accuracy of such information. In addition, my examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date thereof.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Company's registration Statement on Form S-8 with respect to the Plan Interests.


                                        Very truly yours,

                                        /s/ John M. Glenn

                                        John M. Glenn